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                                                                      Exhibit 12


            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------
                       (In Thousands, Except Ratios)
                                (Unaudited)


                                                             Six Months
                                                           Ended June 30,
                                                     -------------------------
                                                       1994             1993
                                                     --------         --------
Earnings:

  Income before cumulative effect of changes
      in accounting principles...................    $503,579         $361,742
  Add (deduct) distributions greater (to
      extent less) than income of unconsolidated
      affiliates.................................     (26,228)         (30,705)
                                                     --------         --------
            Total................................     477,351          331,037
                                                     --------         --------
Income Taxes:

  Federal, state and local.......................     249,471          192,069
                                                     --------         --------
Fixed Charges:

  Interest expense including amortization of
      debt discount..............................     165,434          167,911
  Portion of rentals representing an interest
      factor.....................................      27,936           17,351
                                                     --------         --------
            Total................................     193,370          185,262
                                                     --------         --------
Earnings available for fixed charges.............    $920,192         $708,368
                                                     ========         ========

Fixed Charges -- as above........................    $193,370         $185,262
Interest capitalized.............................       6,345            4,654
                                                     --------         --------
            Total fixed charges..................    $199,715         $189,916
                                                     ========         ========

Ratio of earnings to fixed charges...............         4.6              3.7
                                                     ========         ========
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